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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

Overstock.com, Inc. Announces
Proposed Private Offering of Senior Convertible Notes

        SALT LAKE CITY—Overstock.com, Inc. (NASDAQ: OSTK) today announced that it intends, subject to market and other conditions, to raise a total of approximately $75 million gross proceeds through a private offering of senior convertible notes. Overstock.com expects that the terms of the offering will include an initial purchasers' option to purchase up to an additional $15 million principal amount of senior convertible notes. The senior convertible notes will be convertible, at the option of the holders, into shares of Overstock.com's common stock. The offering of the notes will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

        Overstock.com expects to use the net proceeds from the offering for working capital requirements and general corporate purposes. In addition, a portion of the proceeds may be used to acquire complementary technologies or businesses. However, Overstock.com currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions.

        The securities to be offered have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

        This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include Overstock.com's intention to raise proceeds through the offering and sale of the notes and Overstock.com's intended use of proceeds of the sale of notes. The closing of the sale of the notes will be subject to the satisfaction of customary closing conditions. There can be no assurance that Overstock.com will complete the sale of the notes on the anticipated terms or at all. Overstock.com's ability to complete the sale of the notes will depend, among other things, on market conditions for debt securities in general and Overstock.com's debt securities in particular. In addition, Overstock.com's ability to complete the sale of the notes and Overstock.com's business are subject to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and all of our subsequent filings with the Securities and Exchange Commission. Overstock.com's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

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  Exhibit 99.1
Overstock.com, Inc. Announces Proposed Private Offering of Senior Convertible Notes